UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549






                                  SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934

                          AvalonBay Communities, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                   053484101
                                 (CUSIP Number)


                               December 31, 2002
             (Date of Event which Requires Filing of this Statement)


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Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[]        Rule 13d-1(b)

[x]       Rule 13d-1(c)

[]        Rule 13d-1(d)



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--------- ---------------------------------------------------------------------
  1       NAME OF REPORTING PERSON:
          Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen

          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          58-6192550

--------- ---------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  []
                                                                 (b)  []
--------- ---------------------------------------------------------------------
  3       SEC USE ONLY

--------- ---------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION


          The Netherlands
---------------------- ------ -------------------------------------------------
                         5    SOLE VOTING POWER

                              Not Applicable
                       ------ -------------------------------------------------
       NUMBER            6    SHARED VOTING POWER
      OF SHARES
    BENEFICIALLY              Not Applicable
      OWNED BY
        EACH           ------ -------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON WITH
                              Not Applicable
                       ------ -------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              Not Applicable
--------- ---------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Not Applicable

--------- ---------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- ---------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          Not Applicable

--------- ---------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          00

--------- ---------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP No. 053484101           SCHEDULE 13G                 Page 3 of 6
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Item 1.

         (a)      Name of Issuer

                  AvalonBay Communities, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  2900 Eisenhower Avenue, Suite 300

                  Alexandria, VA 22314

Item 2.


         (a)      Name of Person Filing
                  Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen


         (b)      Address of Principal Business Office or, if none, Residence

                  Kroostweg-Noord 149

                  P.O. Box 117

                  3700 AC Zeist

                  The Netherlands


         (c)      Citizenship

                  The Netherlands


         (d)      Title of Class of Securities

                  Common Stock, $.01 par value per share

         (e)      CUSIP Number

                  053484101


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      []   Broker or Dealer registered under Section 15 of the Act
         (b)      []   Bank as defined in Section 3(a)(6) of the Act
         (c)      []   Insurance Company as defined in Section 3(a)(19) of the
                       Act
         (d)      []   Investment Company registered under Section 8 of the
                       Investment Company Act


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CUSIP No. 053484101    :       SCHEDULE 13G          :       Page 4 of 6
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         (e)      []   Investment Adviser registered under Section 203 of the
                       Investment Advisers Act of 1940
         (f)      []   Employee Benefit Plan, Pension Fund which is subject to
                       the provisions of the Employee Retirement Income
                       Security Act of 1974 or Endowment Fund; see
                       ss.240.13d-1(b)(1)(ii)(F)
         (g)      []   Parent Holding Company, in accordance with
                       ss.240.13d-1(b)(ii)(G) (Note: See Item 7)
         (h)      []   A savings association as defined in section 3(b) of the
                       Federal Deposit Insurance Act
         (i)      []   A church plan that is excluded from the definition of an
                       investment company under section 3(c)(14) of the
                       Investment Company Act of 1940
         (j)      []   Group, in accordance withss.240.13d-1(b)-1(ii)(J)


Item 4.           Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities identified in Item 1.

         (a)      Amount Beneficially Owned

                  Not Applicable


         (b)      Percent of Class

                  Not Applicable



         (c)      Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote

                        Not Applicable


                  (ii)  shared power to vote or to direct the vote

                        Not Applicable


                  (iii) sole power to dispose or to direct the disposition of

                        Not Applicable


                  (iv)  shared power to dispose or to direct the disposition of

                        Not Applicable



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CUSIP No. 053484101    :       SCHEDULE 13G          :       Page 5 of 6
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Item 5.           Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person

                  None

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group

                  Not applicable.

Item 9.           Notice of Dissolution of Group

                  Not applicable.


Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.





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CUSIP No. 053484101    :       SCHEDULE 13G          :       Page 6 of 6
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



Dated:  January 17, 2003




                                       Stichting Pensioenfonds voor de
                                       Gezondheid, Geestelijke en
                                       Maatschappelijke Belangen



                                    By /s/ Jan H.W.R. van der Vlist
                                       ----------------------------------------
                                       Name:   Jan H.W.R. van der Vlist
                                       Title:  Director Structured Investments